Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3ASR of our report dated November 16, 2022, (June 6, 2023, as to the change in segment reporting disclosed in Notes 1, 2, and 14) relating to the consolidated financial statements of Spire Inc. and subsidiaries, appearing in the Current Report on Form 8-K of Spire Inc. filed on June 6, 2023, and our report dated November 16, 2022, relating to the effectiveness of Spire Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Spire Inc. for the year ended September 30, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

June 6, 2023